Exhibit 99.1

CONTACT:	Michael H. McLamb Chief Financial Officer MarineMax, Inc. 727/531-1700	Brad Cohen Integrated Corporate Relations, Inc. 203/682-8211

MARINEMAX REPORTS SECOND QUARTER FISCAL 2007 RESULTS

CLEARWATER, FL, April 26, 2007 – MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat retailer, today announced results for its second quarter of fiscal 2007.

Revenue grew 13% to $326.1 million for the quarter ended March 31, 2007 from $287.4 million for the comparable quarter last year. Same-store sales increased 2%, or $6.0 million, following a 14% increase in the comparable quarter last year. Revenue from stores recently opened or acquired that are not eligible for inclusion in the same-store sales base was $35.5 million. Net income was $3.3 million, or $0.17 per diluted share, compared with $8.6 million, or $0.46 per diluted share, for the second quarter of fiscal 2006. The 2007 results include $0.06 per diluted share, arising from the proceeds of business interruption insurance for claims associated with Hurricane Wilma in 2006.

Revenue grew 20% to $560.8 million for the six-month period ended March 31, 2007 compared with $468.6 million for the comparable period in fiscal 2006. Same-store sales increased 7% on top of a 6% increase in the year ago period. Revenue from stores recently opened or acquired that are not eligible for inclusion in the same-store sales base was $64.2 million. Net loss for the six-months ended March 31, 2007 was $454,000, or $0.02 per diluted share, compared with net income of $9.3 million, or $0.50 per diluted share, for the comparable period last year. The Company’s results for the six-month period ended March 31, 2006 includes a $0.04 per diluted share charge for direct costs associated with Hurricane Wilma. The Company’s results for the six-month period ended March 31, 2007 includes $0.06 per diluted share, arising from the proceeds of business interruption insurance for claims associated with Hurricane Wilma in 2006.

William H. McGill, Jr., Chairman, President and Chief Executive Officer stated, “As we indicated in our April 12, 2007 release, while we are disappointed with our earnings and the softness in our industry, we are confident that our performance has yielded significant market share gains. Given that a large percentage of our revenue is from repeat and referral buyers, these market share gains should generate future growth in revenue and earnings as the industry recovers. Our premium brands, outstanding team, strong balance sheet and customer centric strategies create significant competitive advantages. We will look to capitalize on these strengths as we move through the summer selling boating season.”

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Based on current business conditions, retail trends and other factors, the Company expects its earnings per share for its fiscal year ending September 30, 2007 to range from $0.45 to $0.65 on a fully diluted basis. The Company’s 2007 guidance assumes same-store sales will be flat to low single digit and excludes the $0.06 per diluted share, arising from the proceeds of business interruption insurance for claims associated with Hurricane Wilma in 2006 as well as the impact from any potential material acquisitions that it may complete.

About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Cabo, Hatteras, Grady White, Ferretti Yachts, Pershing, Riva, Mochi Craft, Apreamare and Bertram the Company sells new and used recreational boats and related marine products and provides yacht brokerage services. The Company currently operates 88 retail locations in Alabama, Arizona, California, Colorado, Connecticut, Delaware, Florida, Georgia, Maryland, Minnesota, Missouri, Nevada, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, South Carolina, Tennessee, Texas and Utah. MarineMax is a New York Stock Exchange-listed company.

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include expectations regarding fiscal 2007, company performance compared with industry performance as well as expected market share gains and long-term revenue and earnings growth. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include the ability to accomplish the goals and strategies, the success synergies expected from acquisitions, anticipated revenue enhancements, general economic conditions and the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations and numerous other factors identified in the Company’s Form 10-K and other filings with the Securities Exchange Commission.

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MARINEMAX, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2007	2006	2007	2006
Revenue	$326,067	$287,387	$560,805	$468,571
Cost of sales	252,554	218,812	430,231	355,648

Gross profit	73,513	68,575	130,574	112,923
Selling, general, and administrative expenses	60,518	50,088	117,390	90,560

Income from operations	12,995	18,487	13,184	22,363
Interest expense	7,547	4,294	14,087	7,055

Income (loss) before income tax provision (benefit)	5,448	14,193	(903)	15,308
Income tax provision (benefit)	2,116	5,605	(449)	6,056

Net income (loss)	$3,332	$8,588	$(454)	$9,252

Basic net income (loss) per common share	$0.18	$0.49	$(0.02)	$0.52

Diluted net income (loss) per common share	$0.17	$0.46	$(0.02)	$0.50

Weighted average number of common shares used in computing net income (loss) per common share:
Basic	18,377,902	17,705,799	18,332,346	17,658,304

Diluted	19,042,015	18,751,417	18,332,346	18,638,117

(table follows)
MarineMax, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)
(Unaudited)

	March 31,	March 31,
	2007	2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$23,489	$14,938
Accounts receivable, net	65,309	59,406
Inventories, net *	547,959	514,548
Prepaid expenses and other current assets	6,371	5,722
Deferred tax assets	5,241	4,929

Total current assets	648,369	599,543
Property and equipment, net	119,906	120,939
Goodwill and other intangible assets, net	121,838	116,204
Other long-term assets	4,510	4,756

Total assets	$894,623	$841,442

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$21,941	$27,613
Customer deposits	26,486	39,353
Accrued expenses	27,106	27,483
Short-term borrowings	414,500	385,000
Current maturities of long-term debt	4,581	3,607

Total current liabilities	494,614	483,056
Deferred tax liabilities	12,167	11,285
Long-term debt, net of current maturities	30,287	23,660
Other long-term liabilities	2,526	2,846

Total liabilities	539,594	520,847
STOCKHOLDERS’ EQUITY:
Preferred stock, $.001 par value, 1,000,000 shares authorized, none issued or outstanding at March 31, 2007 and 2006	—	—
Common stock, $.001 par value, 24,000,000 shares authorized, 18,673,113 and 18,684,686 shares issued and outstanding at March 31, 2007 and 2006, respectively	19	19
Additional paid-in capital	162,678	150,629
Retained earnings	199,852	170,176
Accumulated other comprehensive income	43	389
Treasury stock, at cost, 336,300 and 30,000 shares held at March 31, 2007 and 2006, respectively	(7,563)	(618)

Total stockholders’ equity	355,029	320,595

Total liabilities and stockholders’ equity	$894,623	$841,442

• Inventories at March 31, 2007 include approximately $16.0 million of inventory related to the Cabo brand which the Company expanded with in September 2006.

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